JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (the "Agreement") is hereby entered into between World Shopping Network, Inc., a Delaware corporation
("World") and Preferred Dental Plan, a California corporation,
("Preferred") on the following terms and conditions:

WHEREAS Preferred has the experience, the relationships, the services, the products and authority to provide World with the Dental Insurance product and services necessary for World to create an internet presence for specific current off-line products listed below for California residents; (hereinafter referred to as the "product/service");

WHEREAS World desires to further market the product/service, develop, manage, host and maintain the website for the product/service and drive traffic to the website;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

1. Type of Business. World and Preferred shall associate to form a Joint Venture to develop, market and manage an online program for the product/service and actively undertake marketing efforts in accordance with the Agreement, as well as any other business agreed upon by the Joint Venture. This Agreement is separate and distinct from any website owned or later developed by Preferred for Preferred products other than those contemplated by this Agreement.

2. Ownership of Venture Property. The beneficial interest of each party in the product/service, unless changed pursuant to the terms of this Agreement, shall be shared equally (50/50) and is therefore owned jointly by World and Preferred.

3. Distribution of Payment. Preferred currently has an operating business that is derived completely outside of the internet. This Agreement is intended to develop an internet presence and to that effect, World is only entitled to compensation for internet subscriptions from the website created by World for Preferred. Furthermore, the only plans that will be offered on the website will be CA-90 and CA-50. CA-90 will be sold on the website at six ($6) dollars per month and Preferred shall receive two ($2) dollars for each subscription and World shall receive four ($4) dollars for each subscription. Under CA-50, the single coverage option is fourteen dollars and twenty-eight cents ($14.28) per month, the two party coverage option is twenty-three dollars and eighty-seven cents ($23.87) per month and the family coverage option is thirty dollars and ninety-eight cents ($30.98) per month. Preferred shall receive eleven dollars and twenty-eight cents ($11.28) per month, twenty-dollars and twenty-eight cents ($20.28) per month and twenty-six dollars and thirty-two cents ($26.32) per month for the three CA-50 plans, respectively. World shall receive three dollars ($3.00) per month, three dollars and fifty-nine cents ($3.59) per month and four dollars and sixty-three cents ($4.63) per month for the three CA-50 plans, respectively. Payments will be collected throughout the calendar month and paid to World within fifteen
(15) days of the end of the preceding month. Preferred reserves the right to change the prices of the plan as necessary, with the understanding that, in the event that there is a change, World will continue to be compensated according to the same pro-rata percentage as in this Agreement.

4. Duties of Preferred. The duties of Preferred shall be as follows: To accurately and rapidly provide to World all information, licenses, agreements, products and services necessary to completely incorporate the product/service into the anticipated internet format on the website created by World and hosted on World's Shopping Mall, provide benefits to the individuals and/or families that subscribe through World to Preferred and to promptly pay to World monies owed to World as collected from the website. Furthermore, Preferred agrees that during the term of this Joint Venture, it will not create a website to compete with the website that World creates for Preferred.

5.  Duties of World.  The duties of World shall be as follows:

To actively undertake marketing efforts of the product/service;

(b) To actively undertake management and development of the website and the product/service contained therein; and

(c) To create a website that is agreeable to Preferred and host and maintain that website. World will not make any changes to the website without prior approval of Preferred.

6. Joint Venture Term. The Joint Venture shall commence on the execution of this Agreement and shall continue until dissolved by agreement of the Parties, terminated under the provisions of this Agreement or one (1) year, whichever comes first. The Parties hereby agree that in the event that this Agreement is not dissolved or terminated under the provisions of this Agreement, at the end of each subsequent one-year term period, there will be an automatic renewal for another year.

7.  Confidential Information.

(a) Acknowledgment of Confidentiality. World hereby acknowledges that it has or may be exposed to confidential and proprietary information of Preferred including, without limitation, the Product and/or Service, other technical information (including functional and technical specifications, designs, drawings, analysis, research, customer lists, ideas, "know how", and the like), business information (sales and marketing research, materials, plans, accounting and financial information, personnel records and the like), and other information designated as confidential expressly or by the circumstances in which it is provided ("Confidential Information"). Confidential Information does not include (i) information already known or independently developed by World outside the scope of this Agreement, (ii) information in the public domain through no wrongful act of World, or (iii) information received by World outside the scope of this Agreement from a third party who was free to disclose it.

(b) Covenant Not to Disclose. Preferred hereby agrees that during the Term hereof and at all times thereafter, and except as specifically permitted herein or in a separate writing signed by World, it shall not use, commercialize or disclose World's Confidential Information to any person or entity, except to its own employees having a "need to know" (and who themselves are bound by similar nondisclosure restrictions), and to such other recipients as World may approve in writing; provided, that all such recipients shall have first executed a confidentiality agreement in a form acceptable to World . Preferred shall use the same degree of care in safeguarding World's Confidential Information as it uses in safeguarding its own confidential information. Upon termination, or at any time upon request by World, and except as otherwise specifically stated herein, American shall return all Confidential Information of World in its possession or control.

8. Liabilities. EXCEPT FOR DAMAGES ARISING FROM BODILY INJURY CAUSED SOLELY BY THE NEGLIGENCE OF WORLD, WORLD SHALL NOT BE LIABLE FOR ANY AMOUNT EXCEEDING THE AMOUNT OF COMPENSATION ACTUALLY RECEIVED BY WORLD HEREUNDER. IN NO EVENT SHALL WORLD BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST SAVINGS, LOST PROFIT OR BUSINESS INTERRUPTION EVEN IF WORLD IS NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. AMERICAN HEREBY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING LIMITATION HAS BEEN NEGOTIATED BY THE PARTIES AND REFLECTS A FAIR ALLOCATION OF RISK.

9. Notices. Notices sent to either party shall be effective when delivered in reply to person or by telecopier "fax" machine, one (1) day after being sent by overnight courier, or two (2) days after being sent by first class mail postage prepaid to the address set forth above, or at such other address as the parties may from time to time give notice. A facsimile of this Agreement and notices generated in good form from a fax machine (as well as a photocopy thereof) shall be treated as "original" documents admissible into evidence unless a document's authenticity is genuinely placed in question.

10. Termination. This Agreement shall terminate upon one party giving written notice of termination at least one hundred and twenty (120) days in advance of the anticipated date of termination.

11. Disputes, Choice of Law. The parties agree that all disputes between them shall be submitted for informal resolution to their respective chief operating officers. Any remaining dispute shall be submitted to a panel of three (3) arbitrators, with each party choosing one (1) panel member and the third member chosen by the first two (2) panel members. The proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the Judicial and Mediation Service, "JAMS". The award of the arbitrators shall include a written explanation of their decision, shall be limited to remedies otherwise available in court and shall be binding upon the parties and enforceable in any court of competent jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE UNITED STATES AND CALIFORNIA, AND ANY ACTION SHALL BE INITIATED AND MAINTAINED IN A FORUM OF COMPETENT JURISDICTION IN SUCH DESIGNATED STATE.

12. Independent Contractor Status. Each party and its people are independent contractors in relation to the other party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership or employment relationship between the parties. Each party shall remain responsible for and shall indemnify and hold harmless the other party for the withholding and payment of all Federal, state and local personal income, wage, earnings, occupation, social security, unemployment, sickness, workers compensation and disability insurance taxes, payroll levies, employee benefit requirements or obligations (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective people.

13. Entire Agreement, Amendment. This document, constitute the entire agreement between the parties and supersede all other representations, understandings or communications, whether written or verbal, with respect to the subject matter hereof. This Agreement is expressly limited to its terms and the provisions of any purchase order, invoice or similar documentation are specifically rejected and shall have no effect. Any amendment, modification or waiver of this Agreement, or any part hereof shall be binding only if contained in a writing signed by the party sought to be bound. Waiver of any provision of this Agreement in one instance shall not preclude future enforcement of it in future situations.

14. Severability. If any provision hereof is determined by a tribunal of competent jurisdiction to be illegal or unenforceable, it shall automatically be deemed conformed to the minimum requirements of law and, along with all other provisions hereof, shall thereupon be given full force and effect. Headings are for reference purposes only and have no substantive effect.

15. Assignment, Subcontracting. Unless authorized under a specific provision or an amendment to this Agreement, no part of this may be transferred, assigned or delegated by either party to or for the benefit of any third party and any attempt to the contrary shall be void and of no legal effect. This Agreement is binding upon, is enforceable by and shall inure to the benefit of the parties and their authorized successors and assigns.

16. Security, No Conflicts. Each party agrees to inform the other party of any information made available to it that is classified or restricted data, agrees to comply with the security requirements imposed by any state or local government, or by the United States
Government, and shall return all such material upon request. Each party represents that its participation in this Agreement does not create any conflict of interest prohibited by the United
States government or any other domestic or foreign government and shall promptly notify the other party if any such conflict arises during the Term.

IN WITNESS WHEREOF, for adequate consideration and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Dated: September 27, 2000.

World Shopping Network, Inc.,               Preferred Dental Plan, a
a Delaware corporation                      California corporation
By: /s/  John Anton                         By: /s/  Skip Grey
John Anton, President                       Skip Grey, President